Exhibit 99.2

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material U.S. federal income tax consequences regarding our company and the ownership and disposition of shares of our common stock and Series A-4 Preferred Shares.

Because this is a summary that is intended to address only material United States federal income tax consequences relating to the ownership and disposition of our common stock and Series A-4 Preferred Shares that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with holders that hold our securities as a “capital asset” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, final and temporary Treasury regulations, the legislative history of the Code, administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions all of which as currently in effect as of the date of this prospectus. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of Sun as a REIT

We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated, and we intend to continue to operate, in a manner allowing us to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

In the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, commencing with our taxable year which ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation enabled us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters. In addition, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Accordingly, no assurance can be given that the actual results of our operations in any particular taxable year will satisfy such requirements.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax applicable to corporations.

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

•	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties including, (for taxable years beginning after December 31, 2015) “redetermined TRS service income.” Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•	If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the five-year recognition period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

•	Income earned by our taxable REIT subsidiaries will be subject to tax at regular corporate rates.

•	We may be required to pay penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders or we elect to preserve REIT qualification in the case of certain inadvertent failures of the REIT rules.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for federal income tax purposes for our taxable year ended December 31, 1994 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of common stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Sun will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” or “TRS” of Sun is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a TRS under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a TRS can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be non-qualifying income under the gross income tests, if earned by a REIT.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or, for taxable years beginning after December 31, 2015, redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest, such as the Operating Partnership, will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate other than (for taxable years beginning after December 31, 2015) gain from the sale of a nonqualified publicly offered REIT debt instrument as defined under Section 856(c)(5)(L)(ii) of the Code, distributions paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property and (for taxable years beginning after December 31, 2015) interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and distributions, interest, and gain from the sale or disposition of stock or securities and for taxable years after December 31, 2015, income from debt instruments of “publicly offered REITs.”

For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of “publicly offered REITs,” personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or the property leased to the taxable REIT subsidiary is a hotel and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”

Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have provided and will provide services with respect to the manufactured housing communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants, or, if considered impermissible services, income from the provision of such services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors or taxable REIT subsidiaries.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

We may in the future acquire equity stakes in additional taxable REIT subsidiaries, which do not constitute real estate assets. Gain from a sale or other taxable disposition of these interests will constitute income satisfying the 95% income test, but not the 75% income test. The need to satisfy the 75% income test may adversely affect the time at which we chose to sell or dispose of one or more of these investments, depending on the appreciation of these equity interests, if any.

We have earned and continue to earn amounts of non-qualifying income. For example, we earn fees related to the management of properties that are not wholly-owned by us. We believe that the amount of non-qualifying income generated from these activities has not affected and will not affect our ability to meet the gross income tests.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for not less than two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or, for taxable years beginning after December 18, 2015, (4) the REIT satisfies the requirements of clause (2) applied by substituting “20%” for “10%” and the 3-year average adjusted bases percentage for the taxable year does not exceed 10% or (5) the REIT satisfies the requirements of clause (3) applied by substituting “20%” for “10%” and the 3-year average fair market value percentage for the taxable year does not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT or, for taxable years beginning after December 31, 2015, a TRS derives no income.

We will attempt to comply with the terms of the foregoing safe-harbor. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax. We intend to hold assets developed or held for sale in taxable REIT subsidiaries. Although a taxable REIT subsidiary is not subject to the 100% penalty tax, it does pay tax on its taxable income and gains at regular corporate rates.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Taxation of Sun as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables) and government securities;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITS (for taxable years beginning after December 31, 2015) debt instruments issued by “publicly offered REITS” or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)	not more than 25% (20% for taxable years beginning after December 31, 2017) of our total assets may be represented by securities of one or more taxable REIT subsidiaries; and

(5)	not more than 25% of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of “publicly offered REITS” in the meaning of real estate assets for the taxable years beginning after December 31, 2015.

Securities for purposes of the asset tests may include debt securities. However, certain debt of an issuer will not count as a security for purposes of the 10% value test, including: (1) debt securities that are “straight debt” as defined in Section 1361 of the Code, as modified by Section 856(m); (2) debt from an issuer who is an individual; or (3) non- straight debt, but only if the REIT possesses an aggregate value of not more than one percent of the value of the issuer’s outstanding securities.

We believe that the aggregate value of our taxable REIT subsidiaries does not exceed 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests or 10% value limitation.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (A) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (B) the failure is due to a violation of any of the asset tests (other than a “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Taxation of Sun as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends,” unless such distributions are made in taxable years beginning after December 31, 2014 and we qualify as a “publicly offered REIT.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. We believe that we are, and expect we will continue to be, a “publicly offered REIT.”

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

We must maintain certain records in order to maintain our qualification as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our stockholders designed to disclose the actual ownership of our outstanding stock, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.

Failure of Sun to Qualify as a REIT

If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

When we refer to a United States stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

(2)	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. stockholder.

Distributions by Sun

So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain distributions will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non-corporate stockholders. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a distribution in October, November or December of any year with a record date in one of these months and pay the distribution on or before January 31 of the following year, we will be treated as having paid the distribution, and the stockholder will be treated as having received the distribution, on December 31 of the year in which the distribution was declared.

Distributions to a U.S. stockholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our stock to the extent that such gain does not exceed our actual net capital gain for the taxable year. For taxable years beginning after December 31, 2015, dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. If we designate any portion of a distribution as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. stockholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from our company generally will be treated as investment income for purposes of the investment interest limitation and the 3.8% tax on “net investment income.” A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares

Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our company’s shares. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition. Certain non-corporate U.S. stockholders may also have to pay a 3.8% “net investment tax” on any gain recognized upon the taxable sale of shares, subject to certain adjusted gross income limitations.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer in the shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any taxable year.

U.S. Taxation of Non-U.S. Stockholders

Distributions by Sun

Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and generally will not be subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. stockholder’s adjusted tax basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted tax basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted tax basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

(2)	the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the conduct of a trade or business within the U.S.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” we may be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)	the investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year, in which case the nonresident alien individual generally will be subject to a 30% tax on the individual’s capital gains.

Under FIRPTA, subject to the exception discussed below for 10% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

Unless you are a qualified shareholder or a qualified foreign pension fund (both as defined below), we will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders owning more than 10% of our common stock that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. A non-U.S. stockholder whose U.S. federal income tax liability under FIRPTA exceeds amounts withheld by us will be required to file a U.S. federal income tax return for the taxable year.

A non-U.S. stockholder that owns no more than 10% of our common stock at all times during the one-year period ending on the date of the distribution will not be subject to federal income tax under FIRPTA with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock is regularly traded on an established securities market.

In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S.

stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by our company exceeds their actual United States federal income tax liability.

Sale of Common Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

(1)	the gain is effectively connected with the conduct of a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person.

Because our common stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock during the 61-day period that begins on the same day as the 30-day period described in clause (1) of this sentence. This rule does not apply if the exception for distributions to 10% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. stockholder owned, actually or constructively, 10% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect; or

(3)	the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders

Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Sun common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences for Sun and Its Stockholders

We and our stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

To the extent that we and the taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs and Stockholders

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Dividends paid by REITs will generally not constitute qualified dividend income eligible for the 15% tax rate for stockholders that are taxable as individuals, trusts and estates and will generally be taxable at the higher ordinary income tax rates.

Tax Considerations Applicable to the Series A-4 Preferred Shares

This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the tax considerations arising under U.S. federal estate, gift and other tax laws. In addition, this discussion does not address all tax considerations that may be applicable to the particular circumstances of the beneficial owners of the Series A-4 Preferred Shares or to beneficial owners of the Series A-4 Preferred Shares that may be subject to special tax rules, such as, for example:

•	brokers and dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies and stockholders of such entities;

•	controlled foreign corporations and passive foreign investment companies and stockholders of such corporations;

•	tax-exempt organizations, retirement plans, individual retirement accounts and tax-deferred accounts;

•	persons who have ceased to be citizens or residents of the United States;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the Series A-4 Preferred Shares as a position in a hedging transaction, straddle, conversion transaction, wash sale or other risk reduction transaction;

•	persons deemed to sell the Series A-4 Preferred Shares under the constructive sale provisions of the Internal Revenue Code;

•	persons subject to the alternative minimum tax; and

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, and beneficial owners of pass-through entities.

If any entity or arrangement classified as a partnership holds Series A-4 Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership holding the Series A-4 Preferred Shares or a partner in such partnership, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Series A-4 Preferred Shares.

This summary of certain Material U.S. Federal Income Tax Considerations is for general information only and is not tax advice. This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

If you are considering purchasing Series A-4 Preferred Shares, you are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, or foreign taxing jurisdiction or under any applicable income tax treaty.

Taxation of Stockholders of Series A-4 Preferred Shares Generally

The sections above titled “– Taxation of U.S. Stockholders, – Taxation of Tax-Exempt Stockholders and, – U.S. Taxation of Non-U.S. Stockholders,” describe in general the tax treatment of distributions that we make in respect of any of our shares and the tax consequences that arise from the sale or disposition of our shares. The discussion below supplements the discussion set out in those sections with respect to an investment in Series A-4 Preferred Shares.

Conversion of Series A-4 Preferred Shares

Subject to the discussion below, assuming that Series A-4 Preferred Shares will not be converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized by a U.S. stockholder (as defined below) for U.S. federal income tax purposes upon the conversion of our Series A-4 Preferred Shares into shares of our common stock. Thus, the initial tax basis that such U.S. stockholder will have for tax purposes in the shares of our common stock received will be equal to the adjusted tax basis such U.S. stockholder had in the Series A-4 Preferred Shares converted (but the tax basis will be reduced by that portion of adjusted tax basis in the Series A-4 Preferred Shares allocated to any fractional share of our common stock exchanged for cash) and, provided that the Series A-4 Preferred Shares were held as a capital asset, the holding period for the shares of our common stock received will include the holding period for the Series A-4 Preferred Shares converted. A U.S. stockholder will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of our common stock in an amount equal to the difference between the amount of cash received and such U.S. stockholder’s adjusted tax basis in such fractional share.

If a conversion occurs when there is a dividend arrearage on the Series A-4 Preferred Shares and the fair market value of the shares of our common stock received exceeds the liquidation preference of the Series A-4 Preferred Shares, a portion of the shares of our common stock received might be treated as a dividend distribution taxable as ordinary income. A U.S. stockholder’s holding period for any shares of our common stock so treated would begin on the day following the day of receipt, and the U.S. stockholder’s tax basis for any such shares of our common stock would equal their fair market value on the day of receipt.

If we provide notice of our election to redeem the Series A-4 Preferred Shares, the redemption would be treated as a taxable disposition with the tax consequences described above under the heading “–Taxation of U.S. Stockholders – Sales of Shares.”

A Non-U.S. stockholder (as defined below) holding Series A-4 Preferred Shares generally will not recognize gain or loss upon the conversion of the Series A-4 Preferred Shares into shares of our common stock, provided the Series A-4 Preferred Shares do not constitute a United States real property interest (as defined under Section 897 of the Internal Revenue Code) or USRPI. Even if the Series A-4 Preferred Shares do constitute a USRPI, provided our common stock also constitutes a USRPI, a Non-U.S. stockholder generally will not recognize gain or loss upon a conversion of the Series A-4 Preferred Shares into shares of our common stock provided certain reporting requirements related to FIRPTA are satisfied. If the Series A-4 Preferred Shares do constitute a USRPI and such requirements are not satisfied, however, a conversion of Series A-4 Preferred Shares for shares of our common stock will be treated as a taxable exchange. Such a taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be) on the excess, if any, of the fair market value of such Non-U.S. stockholder’s shares of our common stock received over such Non-U.S. stockholder’s adjusted tax basis in its Series A-4 Preferred Shares. Collection of such tax will be enforced by a refundable withholding tax at a rate of 15% of the value of the shares of our common stock received. We do not expect that the Series A-4 Preferred Shares or shares of our common stock will constitute a USRPI. See the discussion above under the heading “– U.S. Taxation of Non-U.S. Stockholders – Sale of Common Stock.”

Taxation of U.S. Stockholders on Distributions on Series A-4 Preferred Shares

As used herein, the term “U.S. stockholder” means a beneficial owner of Series A-4 Preferred Shares that is (for U.S. federal income tax purposes):

•	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

The section above titled “– U.S. Taxation of Non-U.S. Stockholders” generally describes the tax treatment of distributions that are made in respect of our shares and the tax consequences that arise from the sale or other taxable disposition of our shares. The discussion below supplements the prospectus discussion with respect to an investment in our Series A-4 Preferred Shares.

Distributions Generally

In determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to shares of our 7.125% Series A Preferred Stock, then to the Series A-4 Preferred Shares, and then to shares of our common stock. Therefore, depending on our earnings and profits, distributions with respect to the Series A-4 Preferred Shares (as compared to distributions with respect to shares of our common stock) are more likely to be treated as dividends than as return of capital or a distribution in excess of tax basis. For a discussion of the taxation of distributions on our shares generally, see “– Taxation of U.S. Stockholders – Distributions by Sun” above.

Backup Withholding and Information Reporting

Backup withholding at the applicable statutory rate, which is currently 28%, may apply when a U.S. stockholder receives dividends. See the discussion above under “– Information Reporting and Backup Withholding Tax Applicable to Stockholders.”

Taxation of Non-U.S. Stockholders

As used herein, the term “Non-U.S. stockholder” means a beneficial owner of Series A-4 Preferred Shares that is not a U.S. stockholder as described above. The section above titled “– U.S. Taxation of Non-U.S. Stockholders” generally describes the tax treatment of distributions that are made in respect of our shares held by a Non-U.S. stockholder and the tax consequences that arise from the sale or other taxable disposition of our shares by such a stockholder. The discussion below supplements that discussion with respect to a Non-U.S. stockholder’s investment in our Series A-4 Preferred Shares.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 28%) generally will not apply to distributions made to a Non-U.S. stockholder with respect to the Series A-4 Preferred Shares, provided that we do not have actual knowledge or reason to know that the Non-U.S. stockholder is a U.S. person and the Non-U.S. stockholder has given us the certification described above under “– Information Reporting and Backup Withholding Tax Applicable to Stockholders – Non-U.S. Stockholders.” However, we generally will be required to report annually to the IRS and to a Non-U.S. stockholder (i) the amount of any dividends paid to the Non-U.S. stockholder, regardless of whether any tax was actually withheld and (ii) the amount of any tax withheld with respect to any dividends paid to the Non-U.S. stockholder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. stockholder resides.

The gross proceeds from the sale or other disposition by a Non-U.S. stockholder of the Series A-4 Preferred Shares (including a conversion or redemption) may be subject to information reporting and backup withholding tax (currently at a rate of 28%). If a Non-U.S. stockholder sells or otherwise disposes of the Series A-4 Preferred Shares outside the United States through a non-U.S. office of a non-U.S. broker and the proceeds are paid to the Non-U.S. stockholder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of proceeds from the sale or other disposition by a Non-U.S. stockholder of the Series A-4 Preferred Shares, even if that payment is made outside the United States, if the Non-U.S. stockholder sells or otherwise disposes of the Series A-4 Preferred Shares through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain connections to the United States, unless the broker has documentary evidence in its files that the Non-U.S. stockholder is not a U.S. person and certain other conditions are met, or the Non-U.S. stockholder otherwise establishes an exemption. If a Non-U.S. stockholder receives payments of the proceeds of a sale or other disposition of the Series A-4 Preferred Shares to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless such stockholder provides an IRS Form W-8BEN (or other applicable form) certifying that the Non-U.S. stockholder is not a U.S. person or the Non-U.S. stockholder otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Non-U.S. stockholder is a U.S. person or the conditions of any other claimed exemption are not, in fact, satisfied. A Non-U.S. stockholder generally will be entitled to a credit or refund with respect to any amounts withheld under the backup withholding rules against such stockholder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. stockholders should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

Recent Tax Law Changes

Reporting and Withholding on Foreign Financial Accounts

The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that is treated as having an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. If we determine withholding is appropriate in respect of our common stock, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. However, under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, holders of our common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). You should consult your own tax advisor regarding the effect of FATCA on an investment in our common stock.

Partnership Audit Rules

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.